Execution Version
FORBEARANCE AND WAIVER AGREEMENT
This FORBEARANCE AND WAIVER AGREEMENT, dated as of November 17, 2025 (this “Agreement”), is by and among (i) NFE Financing LLC, a Delaware limited liability company (“NFE Financing” or the “Issuer”), (ii) NFE Brazil Investments LLC, a Delaware limited liability company (“Brazil Parent”), (iii) Bradford County Real Estate Partners LLC, a Delaware limited liability company, as a Guarantor under and as defined in the 2029 Senior Notes Indenture (as defined below), (iv) the undersigned Holders (as defined in the 2029 Senior Notes Indenture) (together with any Holder that executes a Forbearance and Waiver Joinder Agreement (the form of which is attached hereto as Exhibit A) after the date hereof, the “Supporting Holders”) of NFE Financing’s 12.000% Senior Secured Notes due 2029 (the “Notes”), (v) acknowledged by Wilmington Savings Fund Society, FSB (“WSFS”), in its capacity as Trustee and Notes Collateral Agent (each as defined below) under the 2029 Senior Notes Indenture and its capacity as administrative agent and collateral agent under the Brazil Parent Intercompany Credit Agreement, the Series II Intercompany Credit Agreement, and the Series I Intercompany Credit Agreement (each, as defined below) and (vi) acknowledged and agreed by New Fortress Energy Inc., a Delaware corporation (the “Company”).
WHEREAS, NFE Financing is party to (i) that certain Indenture, dated as of November 22, 2024 (as amended, restated, supplemented, or otherwise modified from time to time, the “2029 Senior Notes Indenture”), among NFE Financing, as issuer, the guarantors from time to time party thereto, and WSFS, as trustee (in such capacity, the “Trustee”) and notes collateral agent (in such capacity, the “Notes Collateral Agent”), under which the Notes were issued, (ii) that certain Credit Agreement, dated as of November 22, 2024 (as amended, restated, supplemented, or otherwise modified from time to time, the “Brazil Parent Intercompany Credit Agreement”), among Brazil Parent, as borrower, NFE Financing, as lender, the guarantors from time to time party thereto, and WSFS as administrative agent (in such capacity, the “Brazil Agent”) and collateral agent, and (iii) that certain Series II Credit Agreement, dated as of December 6, 2024 (as amended, restated, supplemented, or otherwise modified from time to time, the “Series II Intercompany Credit Agreement”), among the Company, as borrower, NFE Financing, as lender, the guarantors from time to time party thereto, and WSFS as administrative agent (in such capacity, the “Series II Agent”) and collateral agent;
WHEREAS, Brazil Parent is party to that certain Series I Credit Agreement, dated as of November 22, 2024 (as amended, restated, supplemented, or otherwise modified from time to time, the “Series I Intercompany Credit Agreement” and, together with the Brazil Parent Intercompany Credit Agreement and the Series II Intercompany Credit Agreement, the “Intercompany Credit Agreements” and, together with the 2029 Senior Notes Indenture, the “Specified Debt Agreements”), among the Company, as borrower, Brazil Parent, as lender, the guarantors from time to time party thereto, and WSFS as administrative agent (in such capacity, the “Series I Agent”) and collateral agent;
WHEREAS, the Notes Collateral Agent is party to that certain Equal Priority Intercreditor Agreement, dated as of December 6, 2024 (the “Equal Priority Intercreditor Agreement”), among the Notes Collateral Agent, as NFE Financing Notes Collateral Agent (as

defined therein) and Controlling Authorized Representative (as defined therein), MUFG Bank, Ltd., as Credit Facility Agent (as defined therein) and a Non-Controlling Authorized Representative (as defined therein) and pursuant to Section 2.02 of the Equal Priority Intercreditor Agreement, only the Notes Collateral Agent, as Controlling Authorized Representative, may take or refrain from taking enforcement actions with respect to the Shared Collateral (as defined therein), subject to certain exceptions;
WHEREAS, the Notes Collateral Agent is party to that certain Intercreditor Agreement, dated as of November 22, 2024 (the “Junior Priority Intercreditor Agreement”, and together with the Equal Priority Intercreditor Agreement the “Intercreditor Agreements”), among the Notes Collateral Agent, as Senior Notes Collateral Trustee (as defined therein) and Designated Senior Lien Representative (as defined therein), MUFG Bank, Ltd., as Senior Common Collateral Agent (as defined therein) and Junior Common Collateral Agent (as defined therein) and pursuant to Section 3.01 of the Junior Priority Intercreditor Agreement, only the Notes Collateral Agent, as Designated Senior Representative, may take or refrain from taking enforcement actions with respect to the Senior Lien Collateral (as defined therein), subject to certain exceptions;
WHEREAS, the current principal amount outstanding of (i) the Notes is approximately $2,730.1 million, (ii) the Brazil Parent Intercompany Credit Agreement is approximately $989.4 million, (iii) the Series II Intercompany Credit Agreement is approximately $1,454.6 million, and (iv) the Series I Intercompany Credit Agreement is approximately $989.1 million;
WHEREAS, interest payments on the Notes are due semiannually on May 15 and November 15 (or, if any such day is a Legal Holiday, on the next succeeding Business Day), and an interest payment of approximately $163.8 million on the Notes (the “2029 Senior Notes Payment”) will be due on November 17, 2025, and the Issuer has informed the Supporting Holders that it will fail to make such 2029 Senior Notes Payment (the “Specified Default”);
WHEREAS, interest payments under the Intercompany Credit Agreements are also due semiannually on May 15 and November 15 (or, if any such day is a Legal Holiday, on the next succeeding Business Day), and interest payments of approximately (i) $68.4 million under the Brazil Parent Intercompany Credit Agreement (the “Brazil Payment”), (ii) $99.2 million under the Series II Intercompany Credit Agreement (the “Series II Payment”), and (iii) $67.5 million under the Series I Intercompany Credit Agreement (the “Series I Payment” and, together with the Brazil Payment and the Series II Payment, the “Intercompany Interest Payment”) will each be due on November 17, 2025, and Brazil Parent, as borrower under the Brazil Parent Intercompany Credit Agreement, and the Company, as borrower under each of the Series I Intercompany Credit and the Series II Intercompany Credit Agreement, have informed NFE Financing and Brazil Parent, as lenders under the applicable Intercompany Credit Agreements, and the Holders, that the applicable borrower under each Intercompany Credit Agreement will fail to make such Intercompany Interest Payment (the “Intercompany Interest Payment Default”);
WHEREAS, pursuant to (i) Section 6.01(a)(2) of the 2029 Senior Notes Indenture, failure to make the 2029 Senior Notes Payment on or before November 20, 2025 will be an event of default thereunder (the “Notes EOD”), (ii) Section 8.01(a) of the Brazil Parent Intercompany Credit Agreement, failure to make the Brazil Payment on or before November 20, 2025 will be an event of default thereunder (the “Brazil EOD”), (iii) Section 7.1(a)(1) of the Series II Intercompany Credit Agreement, failure to make the Series II Payment on or before November 24, 2025 will be an event of default thereunder (the “Series II EOD”), and (iv) Section 7.1(a)(1) of the Series I Intercompany Credit Agreement, failure to make the Series I Payment on or before November 24, 2025 will be an event of default thereunder (the “Series I EOD” and, together with the Notes EOD, the Brazil EOD, and the Series II EOD, the “Interest Payment Events of Default”);
WHEREAS, pursuant to Section 8.01(e) of the Brazil Intercompany Credit Agreement, the failure of the Issuer to make the 2029 Senior Notes Payment, or the applicable borrower to make the Series II Payment or the Series I Payment, on November 17, 2025 will be an event of default thereunder on such date (the “Brazil Cross-Default”);
WHEREAS, pursuant to (i) Section 6.01(a)(4) of the 2029 Senior Notes Indenture, (ii) Section 7.1(a)(5) of the Series II Intercompany Credit Agreement, and (iii) Section 7.1(a)(5) of the Series I Intercompany Credit Agreement, each of the Interest Payment Events of Default under each other Specified Debt Agreement, as applicable, would be an event of default thereunder if the applicable lenders or holders accelerated the applicable obligations as a result of the applicable Interest Payment Events of Default (together with the Brazil Cross-Default, collectively, the “Cross Defaults”, and together with the Interest Payment Events of Default, the “Specified Events of Default”);
WHEREAS, pursuant to (i) Section 7.1(a)(5) of the Revolving Credit Facility (as defined in the 2029 Senior Notes Indenture), (ii) Section 7.1(a)(5) of the Letter of Credit Facility (as defined in the 2029 Senior Notes Indenture), (iii) Section 7.1(a)(5) of the Term Loan A Facility (as defined in the 2029 Senior Notes Indenture) and (iv) Section 7.1(a)(5) of the Term Loan B Facility (as defined in the 2029 Senior Notes Indenture, and together with the Revolving Credit Facility, Letter of Credit Facility, Term Loan A Facility, each an “Existing Credit Agreement” and collectively, the “Existing Credit Agreements”), each of the Specified Events of Default would be an event of default thereunder if the applicable lenders or holders accelerated the applicable obligations as a result of the applicable Specified Event of Default;
WHEREAS, (i) pursuant to Section 6.02 of the 2029 Senior Notes Indenture, upon the occurrence of the applicable Specified Events of Default, the Trustee or Holders of at least 30.0% in aggregate principal amount of the then outstanding applicable Notes by written notice to the Issuer may declare all the applicable Notes to be due and payable immediately (a “Note Acceleration”), (ii) pursuant to Section 8.02 of the Brazil Parent Intercompany Credit Agreement, upon the occurrence of the applicable Specified Events of Default, the Supporting Holders, collectively satisfying the “Required Holders” requirement under the Brazil Parent Intercompany Credit Agreement, may direct the “Required Lenders” (as defined in the Brazil Parent Intercompany Credit Agreement) to instruct the Brazil Agent to declare all outstanding loans and other obligations to be due and payable immediately (a “Brazil Acceleration”), (iii) pursuant to Section 7.01(b) of the Series II Credit Agreement, upon the occurrence of the applicable Specified Events of Default, the Supporting Holders, collectively satisfying the “Required Holders” requirement under the Series II Credit Agreement, may direct the “Required

Lenders” (as defined in the Series II Credit Agreement) to instruct the Series II Agent to declare all outstanding loans and other obligations to be due and payable immediately (a “Series II Acceleration”), and (iv) pursuant to Section 7.01(b) of the Series I Credit Agreement, upon the occurrence of the applicable Specified Events of Default, the Supporting Holders, collectively satisfying the “Required Holders” requirement under the Series II Credit Agreement, may direct the “Required Lenders” (as defined in the Series I Credit Agreement) to instruct the Series I Agent declare all outstanding loans and other obligations to be due and payable immediately (a “Series I Acceleration”, and together with the (i) Note Acceleration, (ii) Brazil Acceleration and (iii) Series II Acceleration, the “Specified Acceleration Event”);
WHEREAS, upon the terms and conditions contained herein, during the Forbearance Period (as defined below) the Supporting Holders are prepared to (i) forbear from exercising, and/or directing the Trustee and/or the Notes Collateral Agent to exercise, or otherwise taking any action to cause any other Holders to exercise or to direct the Trustee and/or the Notes Collateral Agent to exercise, their rights and remedies in respect of the 2029 Senior Notes Indenture and the Notes with respect to any of the Specified Events of Default (including, for the avoidance of doubt, refraining from causing any Specified Acceleration Event), (ii) in the event that the Trustee or any Holder or group of Holders declares the Notes to be due and payable immediately (an “Acceleration”), to deliver written notice to the Trustee to rescind and annul such Acceleration and its consequences and take all other action in their power to cause such Acceleration to be rescinded and annulled, (iii) direct “Required Lenders” (as defined in each Intercompany Credit Agreement) to instruct WSFS in its capacity as (a) Brazil Agent, (b) Series II Agent, and (c) Series I Agent, in each case, to forbear from exercising any rights or remedies under the applicable Intercompany Credit Agreement with respect to any Specified Events of Default (including, for the avoidance of doubt, refraining from causing any Specified Acceleration Event), and (iv) in their capacity as “Required Holders” under each Intercompany Credit Agreement, (A) to waive temporarily each Intercompany Interest Payment Default, the Brazil EOD, the Series II EOD, the Series I EOD and each Cross-Default under any Intercompany Credit Agreement (collectively, the “Specified Intercompany Matters”), (B) instruct WSFS in its capacity as Brazil Agent, Series II Agent, and Series I Agent, in each case, to forbear from exercising any rights or remedies under the applicable Intercompany Credit Agreement with respect to the any Specified Intercompany Matters (including, for the avoidance of doubt, refraining from causing any Specified Acceleration Event), and (C) in the event of an acceleration of any obligations under any Intercompany Credit Agreement, to deliver written notice to WSFS in its capacity as Brazil Agent, Series II Agent, and Series I Agent, in each case, to rescind and annul such acceleration and its consequences and take all other action in their power to cause such acceleration to be rescinded and annulled.
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Section I.FORBEARANCE; WAIVER
Section 1.01Forbearance.
(a)During the Forbearance Period, each Supporting Holder (severally and not jointly) hereby agrees (i) to forbear and refrain from exercising any of its rights and remedies, including with respect to an Acceleration, under the 2029 Senior Notes Indenture, the Security Documents (as defined in the 2029 Senior Notes Indenture) or applicable law with respect to any of the Specified Events of Default and (ii) in the event that the Trustee, Notes Collateral Agent or any Holder or group of Holders takes any action which results in a Specified Acceleration Event during the Forbearance Period, to, and shall promptly after the occurrence of such action, deliver written notice to the Trustee and/or Notes Collateral Agent, as applicable, to rescind such Acceleration and its consequences and take all other action in its power to cause such Acceleration to be rescinded and annulled. During the Forbearance Period, each Supporting Holder (severally and not jointly) agrees that it (individually or collectively) will not deliver any notice or instruction to the Trustee or the Notes Collateral Agent directing the Trustee or the Notes Collateral Agent to exercise any of the rights and remedies under the 2029 Senior Notes Indenture or applicable law with respect to any of the Specified Events of Default.
(b)The Supporting Holders, which collectively constitute “Required Holders” (as defined in each Intercompany Credit Agreement), each hereby (i) agree to waive temporarily each of the Specified Intercompany Matters (the “Temporary Waiver”), (ii) instruct (A) WSFS, in its respective capacities as administrative agent and collateral agent under each respective Intercompany Credit Agreement and (B) each lender party to each Intercompany Credit Agreement to, during the Forbearance Period, forbear from exercising any of their rights and remedies, including with respect to an acceleration, under the applicable Intercompany Credit Agreement or applicable law with respect to any of the Specified Events of Default (the “Forbearance Instruction”), and (iii) in the event that any lender takes any action which results in a Specified Acceleration Event of the obligations under any Intercompany Credit Agreement during the Forbearance Period, agree to, and shall promptly after the occurrence of such action, deliver written notice to the applicable lender to rescind such acceleration and its consequences and take all other action in their power to cause such acceleration to be rescinded and annulled (the “Recission Notice”); provided that the Temporary Waiver shall remain in effect only during the Forbearance Period and the Supporting Holders’ obligations hereunder with respect to the Forbearance Instruction and Recission Notice shall apply only during the Forbearance Period. The foregoing instruction shall constitute a direction of the “Required Holders” for all purposes under each Intercompany Credit Agreement.
Section 1.02Limitation on Transfers of Notes. During the Forbearance Period, each of the Supporting Holders hereby agrees not to sell, assign, pledge, lend, hypothecate, transfer or otherwise dispose of (each, a “Transfer”) any ownership (including beneficial ownership) of Notes (or any rights in respect thereof, including but not limited to any economic interest or the right to vote) held by such Supporting Holder as of the date hereof except to a party who (i) is already a Supporting Holder party to this Agreement or (ii) prior to such Transfer, agrees in writing to be bound by all of the terms of this Agreement (including with respect to any and all claims it already may hold against the obligors (as defined in the 2029 Senior Notes Indenture, such term referred to herein as “Obligors”) prior to such Transfer) by executing a Forbearance and Waiver Joinder Agreement substantially in the form of Exhibit A hereto, and delivering an executed copy thereof, concurrently with the closing of such Transfer, to counsel to the Obligors and counsel to the Supporting Holders, Paul, Weiss, Rifkind, Wharton & Garrison, LLP (“Paul, Weiss”) at arosenberg@paulweiss.com and spak@paulweiss.com. Any Transfer made in violation of this Section 1.02 shall be void ab initio, and the Obligors shall have the right to enforce the voiding of any such Transfer.
Section 1.03Forbearance Period. The forbearance and temporary waiver set forth in this Agreement shall commence on the Forbearance Effective Date (as defined in Section 4 below) and continue until the earlier of (a) December 15, 2025 (the “Scheduled Termination

Date”) and (b) the date on which any Event of Termination (as defined in Section 2 below) shall have occurred (the earlier of (a) and (b), the “Termination Date” and the period commencing on the Forbearance Effective Date and ending on the Termination Date, the “Forbearance Period”). From and after the Termination Date, such forbearance and temporary waiver shall immediately and automatically terminate and have no further force or effect, and each of the Supporting Holders shall be released from any and all obligations and agreements under this Agreement and shall be entitled to exercise any of the rights and remedies as if this Agreement had never existed, and all of the rights and remedies under the Specified Debt Agreements and the Notes and in law and in equity shall be available without restriction or modification, as if such forbearance and temporary waiver had not occurred; provided that the Scheduled Termination Date may be extended one or more times with the written consent of Supporting Holders holding at least a majority in aggregate principal amount of the outstanding Notes then held by all Supporting Holders (the “Majority Supporting Holders”),
Section 1.04Effect of Forbearance. Except as expressly set forth herein, no Supporting Holder has waived (regardless of any delay in exercising such rights and remedies) any default or Event of Default that may be continuing on the date hereof or any default or Event of Default that may occur after the date hereof (whether the same or similar to the Specified Default, the Specified Events of Default or otherwise), and no Supporting Holder has agreed to forbear with respect to any of its rights or remedies concerning any default or Event of Default (other than, during the Forbearance Period, the Specified Events of Default and solely to the extent expressly set forth herein) that may have occurred or be continuing as of the date hereof, or that may occur after the date hereof. Except as expressly set forth herein, each Supporting Holder reserves all of its rights, powers, and remedies under the Specified Debt Agreements, the Notes and applicable law. Except as expressly set forth herein, the execution, delivery and effectiveness of this Agreement shall not directly or indirectly constitute a course of dealing or other basis for altering the Specified Debt Agreements, the Notes, or any other contract, agreement or instrument. The Supporting Holders’ agreement to forbear from exercising (and to waive temporarily) certain of their rights and remedies with respect to the Specified Events of Default during the Forbearance Period does not in any manner whatsoever limit any Supporting Holder’s right to insist upon strict compliance with the 2029 Senior Notes Indenture, the Notes and the Intercompany Credit Agreements (except to the extent expressly set forth herein).
Section 1.05Intercreditor Agreement; Direction of Supporting Holders. The Supporting Holders, constituting “Majority Holders” under the 2029 Senior Notes Indenture, hereby direct the Trustee, pursuant to Section 7.01(e) of the 2029 Senior Notes Indenture, (i) in its capacity as the Controlling Authorized Representative and pursuant to Section 2.02(a) and Section 2.03 of the Equal Priority Intercreditor Agreement to direct MUFG Bank, Ltd., in its capacity as a Non‑Controlling Authorized Representative, during the Forbearance Period only, to forbear and refrain from taking, causing, or joining in any enforcement, foreclosure, possession, exercise of remedies, or other action with respect to any Shared Collateral, and to not interfere with, object to, or seek to compel any action or inaction of the Controlling Authorized Representative with respect to the Shared Collateral and (ii) in its capacity as the Designated Senior Lien Representative and pursuant to Section 3.01(a) and Section 3.02 of the Junior Priority Intercreditor Agreement, to direct that MUFG Bank, Ltd., in its capacity as Junior Lien Representative, during the Forbearance Period only, to forbear and refrain from taking, causing, or joining in any enforcement, foreclosure, possession, exercise of remedies, or other action with respect to any Senior Lien Collateral, and to not interfere with, object to, or seek to compel any action or inaction of the Designated Senior Lien Representative with respect to the Senior Lien Collateral. All terms capitalized but not defined in this Section 1.05 shall have the respective meanings given in the applicable Intercreditor Agreement.

Section II.EVENTS OF TERMINATION
Section 2.01Events of Termination. The Forbearance Period shall automatically terminate if any of the following events shall occur (each, an “Event of Termination”):
(a)a case under title 11 of the United States Code or any reorganization, liquidation, insolvency, or receivership proceeding under applicable law of any jurisdiction is commenced by or against the Obligors or a subsidiary of the Obligors;
(b)the failure of the Obligors to timely comply with any of the terms set forth in this Agreement, including the timely satisfaction of the Cleansing Obligation and performance of the covenants set forth in Section 5;
(c)any occurrence of a default or Event of Default (as defined in the applicable Loan Agreement (as defined below)), other than the Specified Events of Default (and related defaults giving rise to such Specified Events of Default), under the Specified Debt Agreements or any Existing Credit Agreement (together with the Specified Debt Agreements, each a “Loan Agreement” and collectively, the “Loan Agreements”).
Section III.REPRESENTATIONS AND WARRANTIES AND AGREEMENTS
Section 3.01Representations and Warranties of the Obligors. In consideration of the foregoing agreements, the Obligors and the Company hereby represent and warrant to each Supporting Holder as follows:
(a)Each of this Agreement, the 2029 Senior Notes Indenture and the Notes and the Intercompany Credit Agreements constitutes a valid and legally binding agreement, enforceable against the Obligors, as applicable, in accordance with its terms.
(b)Each of the Obligors is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and to enter into and, as applicable, perform its obligations hereunder and under the 2029 Senior Notes Indenture and the Notes, and the Intercreditor Agreements, as applicable.
(c)Each of this Agreement, the 2029 Senior Notes Indenture and the Notes and the Intercompany Credit Agreements has been duly and validly authorized by the Obligors and has been duly executed and delivered by the Obligors.
(d)As of the date hereof, except for the Specified Events of Default (and the defaults giving rise to such Specified Events of Default), no default or Event of Default (as defined in the applicable Loan Agreement) has occurred or is continuing under this Agreement, the 2029 Senior Notes Indenture, the Notes or the other Loan Agreements.
(e)After giving effect to this Agreement, none of the Specified Events of Default (nor the defaults giving rise to such Specified Events of Default), whether individually or collectively, constitutes or will constitute, or results or will result in, a default or an Event of Default (as defined in the applicable Existing Credit Agreement) under any Existing Credit Agreement.
Section 3.02Representations and Warranties of the Supporting Holders. In consideration of the foregoing agreements, each Supporting Holder severally but not jointly hereby represents and warrants to the Obligors and WSFS, in each of its capacities defined herein, as follows:

(a)This Agreement constitutes a valid and legally binding agreement, enforceable against such party in accordance with its terms.
(b)As of the date hereof, it beneficially holds, or advises or manages for a beneficial holder, the principal amount of Notes set forth below such Supporting Holder’s signature hereto and to that extent it advises or acts as a manager for any beneficial holder, it has the authority to enter into this Agreement on behalf of such beneficial holder and that this Agreement is a valid and legally binding agreement, enforceable against that holder and such party.
Section 3.03The parties to this Agreement acknowledge that (a) nothing in this Agreement, including the presentation of drafts from one party to another, constitutes the making of an offer to sell or the solicitation of an offer to buy securities or loans of any kind or the solicitation of a consent or waiver of any rights under the 2029 Senior Notes Indenture and (b) the entry into this Agreement shall not constitute, directly or indirectly, a waiver, an amendment, an incurrence, a refinancing, an extension or a modification in any way of any debt or a recapitalization or restructuring in any way of the obligations of the Obligors.
Section 3.04The Supporting Holders have not made any assurances concerning (a) the manner in which or whether any Event of Default may be resolved or (b) any additional forbearance or any waiver, restructuring or other accommodations.
Section IV.CONDITIONS TO EFFECTIVENESS
Section 4.01This Agreement shall become effective on the first date (the “Forbearance Effective Date”) that all of the following conditions precedent have been and will continue to be satisfied (or waived by the Supporting Holders):
Section 4.01Execution of this Agreement. The parties to this Agreement shall have received counterparts of this Agreement duly executed by (i) the Obligors and (ii) the beneficial holders, or investment managers or advisors for such beneficial holders, of at least 70.1% of the outstanding principal amount of the Notes.
Section 4.02Representations and Warranties. The representations and warranties contained herein shall be true and correct in all respects, and no default or Event of Default (other than the Specified Events of Default and any defaults giving rise to such Specified Events of Default) shall exist on the date hereof or on the Forbearance Effective Date.
Section 4.03Payment of Fees. The Obligors shall have (a) reimbursed or paid all accrued and unpaid expenses of the ad hoc group of Supporting Holders (the “Ad Hoc Group”), including the reasonable and documented fees, charges and disbursements of (i) (A) Paul, Weiss, as counsel to the Ad Hoc Group, and (B) Perella Weinberg Partners LP (“PWP”), as financial advisor to the Ad Hoc Group (in such capacities, the “Advisors”), and (ii) any local, foreign, and special (including maritime) counsel to the Ad Hoc Group in relevant jurisdictions (in accordance with the corresponding engagement letters entered into between any Advisor or the Ad Hoc Group and such local, foreign, and special (including maritime) counsel (if any), as applicable) and (b) if timely requested by the Supporting Holders, entered into fee or engagement letters (and, with respect to local, foreign, and special (including maritime) counsel, any applicable nondisclosure agreement) in form and substance reasonably satisfactory to the Majority Supporting Holders with respect to the foregoing, which shall continue to be in effect.
Section 4.04[Reserved].

Section 4.05Venture Global Process. The Company and/or its Subsidiaries shall have commenced efforts in respect of a sleeve of the Company’s LNG sales and purchase agreement with Venture Global Plaquemines LNG, LLC (the “Venture Global Process”) and, in connection therewith, shall have requested that all potential counterparties from which the Company and/or its Subsidiaries solicit a proposal shall submit initial proposals by no later than November 17, 2025.
Section 4.06Other Information. The Issuer shall have delivered the documents, information, or other deliverables set forth on Schedule 1 in form and substance reasonably satisfactory to the Majority Supporting Holders.
Section V.COVENANTS
Section 5.01Covenants. The Issuer shall, and shall cause its Subsidiaries to, comply with all of the covenants set forth on Schedule 2.
Section 5.02Cleansing Obligations. The Obligors will provide draft cleansing materials in form and substance reasonably satisfactory to PWP no later than 9:00 a.m. (prevailing Eastern Time) on December 11, 2025 (the “Cleansing Obligation”).
Section VI.MISCELLANEOUS
Section 6.01Counterparts. This Agreement may be executed and delivered in any number of counterparts with the same effect as if the signatures on each counterpart were upon the same instrument. Any counterpart delivered by facsimile or by other electronic method of transmission shall be deemed an original signature hereto.
Section 6.02Information. Nothing in this Agreement is intended, or shall be construed, to supersede any confidentiality agreement between the Company and any Supporting Holder (each, a “Supporting Holder NDA”). The Company, the Issuer or any other subsidiary of the Company, as applicable, may, in its discretion, designate any document or information furnished hereunder “Advisors’-Eyes Only Information” and/or “Non-Cleansing Information” in accordance with the terms of the applicable Supporting Holder NDA, and, with respect to any document or information so designated, shall be deemed to have satisfied any condition or covenant of this Agreement relating to the delivery of such document or information to the Supporting Holders upon delivery of such document or information to any Advisor.
Section 6.03Interpretive Matters.
(a)Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, and the term “including” is not limiting. The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection and clause references herein are to this Agreement unless otherwise specified.
(b)The term “person” as used in this Agreement shall be broadly interpreted to include, without limitation, any individual, corporation, company, partnership or other entity.
(c)Capitalized terms used but not defined in this Agreement have the meanings given to them in the 2029 Senior Notes Indenture unless expressly provided otherwise.
Section 6.04Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, not including the conflict of law rules and principles thereof.

Section 6.05Successors and Assigns. This Agreement shall be binding upon the Obligors, the Supporting Holders and their respective successors and assigns, and shall inure to the benefit of each such person and their permitted successors and assigns.
Section 6.06Additional Parties. Without in any way limiting the provisions hereof, additional holders or beneficial owners of Notes may elect to become parties to this Agreement by executing and delivering to counsel to the Obligors and Paul, Weiss a Forbearance and Waiver Joinder Agreement substantially in the form of Exhibit A hereto. Such additional holder or beneficial owner of Notes shall become a Supporting Holder under this Agreement in accordance with the terms of this Agreement.
Section 6.07Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
Section 6.08Integration. This Agreement contains the entire understanding of the parties hereto with regard to the subject matter contained herein. This Agreement supersedes all prior or contemporaneous negotiations, promises, covenants, agreements and representations of every nature whatsoever with respect to the matters referred to in this Agreement, all of which have become merged and finally integrated into this Agreement. Each of the parties hereto understands that in the event of any subsequent litigation, controversy or dispute concerning any of the terms, conditions or provisions of this Agreement, no party shall be entitled to offer or introduce into evidence any oral promises or oral agreements between the parties relating to the subject matter of this Agreement not included or referred to herein and not reflected by a writing included or referred to herein.
Section 6.09Jury Trial Waiver. The Obligors and the Supporting Holders, by acceptance of this Agreement, mutually hereby knowingly, voluntarily and intentionally waive the right to a trial by jury in respect of any litigation based herein, arising out of, under or in connection with this Agreement and the 2029 Senior Notes Indenture or any other documents contemplated to be executed in connection herewith, or any course of conduct, course of dealings, statements (whether verbal or written) or actions of any party, including, without limitation, any course of conduct, course of dealings, statements or actions of any Supporting Holder relating to the administration of the Notes or enforcement of the 2029 Senior Notes Indenture arising out of tort, strict liability, contract or any other law, and agree that no party will seek to consolidate any such action with any other action in which a jury trial cannot be or has not been waived.
Section 6.10Email. Unless the context of this Agreement clearly requires otherwise, any notice or other communication required by this Agreement, regardless of whether the applicable subsection of this Agreement contemplates email delivery of such notice or communication, may be done via email.
Section 6.11Amendment. This Agreement may only be amended or modified in writing (including email by counsel) by the Obligors and each Supporting Holder.
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
NFE FINANCING LLC,
in its capacities as Issuer of the 12.000% Senior Secured Notes due 2029 and as
Lender Under the Brazil Parent Intercompany Credit Agreement and the Series II Intercompany Credit Agreement,

By:
Name: Christopher S. Guinta
Title: Chief Financial Officer

BRADFORD COUNTY REAL ESTATE PARTNERS LLC

By:
Name: Christopher S. Guinta
Title: Chief Financial Officer

NEW FORTRESS ENERGY INC.

By:
Name: Christopher S. Guinta
Title: Chief Financial Officer

NFE BRAZIL INVESTMENTS LLC,
as Lender Under the Series I Intercompany Credit Agreement

By:
Name: Christopher S. Guinta
Title: Chief Financial Officer

[Signature Page to Forbearance and Waiver Agreement]

ACKNOWLEDGED AND AGREED:

WILMINGTON SAVINGS FUND SOCIETY, FSB

By:
Name:
Title:

[Signature Page to Forbearance and Waiver Agreement]

SUPPORTING HOLDERS:

[●]

By:
Name:
Title:

Supporting Holder’s principal amount of:
Notes: [$[●]]

[Signature Page to Forbearance and Waiver Agreement]

Schedule 1
Other Information
In order to satisfy Section 4.06, the following items shall have been delivered to the Supporting Holders or their Advisors:
1.With respect to the process to secure new long-term LNG supply for the Brazil Operations (the “Brazil RFP Process”), a:
a.Schedule of all potential counterparties from which the Company, the Issuer or any other subsidiary of the Company solicited a proposal;
b.Copy of the initial term sheet the Company, the Issuer or any other subsidiary of the Company transmitted to such potential counterparties;
c.Summary of anticipated terms with the counterparty (or counterparties) expected to be selected through such process; and
d.Proposed timeline for such process.
2.With respect to the Venture Global Process, a schedule of all potential counterparties from which the Company and/or its Subsidiaries solicited a proposal.
3.A schedule, which shall contain detail satisfactory to the Majority Supporting Holders and a representation by a duly authorized officer of the Company that the information contained on such schedule is true and correct in all material respects, of all intercompany liabilities (i) owed by Brazil Parent and its Subsidiaries, on the one hand, to the Company and its Subsidiaries (other than Brazil Parent and its Subsidiaries), on the other hand and (ii) owed by the Company and its Subsidiaries (other than Brazil Parent and its Subsidiaries), on the one hand, to Brazil Parent and its Subsidiaries, on the other hand, in each case as of September 30, 2025.
4.A complete copy of recent correspondence addressed to the Company or any of its Subsidiaries from La Comisión Federal de Electricidad (together with any affiliates thereof, “CFE”), including all exhibits, schedules and attachments thereto, as well as a complete copy of any responsive correspondence sent by the Company to CFE, including all exhibits, schedules and attachments thereto.
5.Copies of any term sheets received to date in connection with the process to lease mobile gas turbines owned by the Company or any of its Subsidiaries (the “Turbine Assets” and, such process, the “Turbine Lease Process”).

Sch. 1-1

Schedule 2
Covenants
1.During the Forbearance Period, the Issuer or the Company shall deliver to PWP, substantially contemporaneously with delivery thereof to the agents for the Company’s Revolving Credit Facility, Letter of Credit Facility and Term Loan A Facility (each as defined in the 2029 Senior Notes Indenture), a copy of all thirteen (13)-week cash flow forecasts for the Company and its subsidiaries and associated financial reports delivered to such agents.
2.The Issuer or the Company shall use commercially reasonable efforts to promptly, and in no event exceeding five (5) Business Days after receipt, respond to reasonable diligence requests from the Supporting Holders and their advisors (or such longer period as may be agreed in writing by the Advisors).
3.The Issuer or the Company shall cause its advisors (including Alvarez & Marsal and Houlihan Lokey) to hold weekly calls (the “Weekly Calls”) with the Supporting Holders and their advisors (including the Advisors) to review, among other matters, business operations, liquidity, cash flow forecasts, updates provided pursuant to the following Paragraph 6 and progress and updates on the UK RP Mitigation Plan and Chapter 11 Mitigation Plan (each as defined below). Such Weekly Calls shall be scheduled at times reasonably acceptable to the Majority Supporting Holders.
4.The Issuer or the Company shall cause the Brazil Management Team to hold weekly calls (the “Brazil Power Auction Calls”) with the Supporting Holders and their advisors (including the Advisors) to review, among other matters, the intended bidding strategy for the Brazil Power Auction. Such Brazil Power Auction Calls shall be scheduled at times reasonably acceptable to the Majority Supporting Holders.
5.The Issuer or the Company shall, and each shall cause its respective Subsidiaries to, ensure that all material submissions with respect to the Brazil Power Auction are reasonably acceptable to the Majority Supporting Holders.
6.During the Forbearance Period, the Issuer or the Company promptly shall provide to the Supporting Holders or their Advisors all material updates to the information and documents described in Paragraphs 1 and 2 of Schedule 1.
7.On or before December 5, 2025, the Issuer or the Company shall deliver to the Supporting Holders or their Advisors a reasonably detailed workplan for implementation of a restructuring transaction for the Company and its subsidiaries pursuant to a restructuring plan under Part 26A of the UK Companies Act 2006 (the “UK RP Mitigation Plan”). The Company or the Issuer shall provide weekly written updates and discuss progress on the foregoing during the Weekly Calls.
Sch. 2-1

8.On or before December 5, 2025, the Issuer or the Company shall deliver to the Supporting Holders or their Advisors a reasonably detailed workplan for implementation of a restructuring transaction for the Company and its subsidiaries pursuant to a plan of reorganization under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101–1532 (the “Chapter 11 Mitigation Plan”). The Company or the Issuer shall provide weekly written updates and discuss progress on the foregoing during the Weekly Calls.
9.The Company or the Issuer shall (a) consider in good faith any bona fide proposal submitted by the Majority Supporting Holders for a potential refinancing, repayment, replacement or takeout (a “Refinancing”) of those certain 15% Senior Secured Notes due 2029 issued by NFE Brazil Financing Limited, dated as of November 6, 2024, in an aggregate principal amount of up to $350,000,000 (“Lumina Debt”), and (b) if the Company commences a process to Refinance the Lumina Debt, the Company shall (i) invite the Supporting Holders to participate in such process and (ii) promptly inform the Supporting Holders or their Advisors of any material developments concerning such process.
10.The Company or its Subsidiaries shall, in connection with the Brazil RFP Process, use reasonable best efforts to execute and enter into a definitive third-party gas supply agreement in respect of the Brazilian Operations by no later than December 15, 2025, which definitive third-party gas supply agreement shall be subject in all respects to the prior written consent of the Majority Supporting Holders (which consent shall not be unreasonably withheld, conditioned, or delayed).
11.The Company shall, or shall cause its Subsidiaries to, deliver to the Supporting Holders or their Advisors, in each case no later than November 24, 2025, complete and accurate documentation evidencing all (a) recent modifications to the restricted stock unit award agreements for members of the Brazil Management Team, including any amendments, re-grants, accelerations, repricings, or other changes to the terms or vesting schedules of such awards; (b) all material retention payment agreements, arrangements, or payments relating to key employees of the Company or any of its Subsidiaries; and (c) all material employment agreements (including any amendments thereto) relating to key employees of the Company or any of its Subsidiaries.
12.The Issuer and Company shall not, and shall cause Brazil Parent and each of their and its Subsidiaries not to, absent the prior written consent of the Majority Supporting Holders (which consent shall not be unreasonably withheld, conditioned, or delayed), enter into or amend (a) any substantive contract or commitment relating to (i) the Brazil RFP Process, (ii) the Brazil Power Auction, (b) intercompany arrangements, commitments, or obligations between the Company and/or its Subsidiaries (other than Brazil Parent and its Subsidiaries), on the one hand, and Brazil Parent and/or its Subsidiaries, on the other hand, or (c) any material contract or commitment involving aggregate payments or obligations by or to Brazil Parent, the Issuer, or any of their respective Subsidiaries in excess of $20,000,000 (or, in the case of an amendment, an amendment that increases or decreases the aggregate payments or obligations by or to Brazil Parent, the Issuer, or any
Sch. 2-2

of their respective Subsidiaries under such contract or commitment by an amount greater than $20,000,000).
13.The Company shall, or shall cause its Subsidiaries to, promptly deliver to the Supporting Holders or their Advisors information and updates regarding the Turbine Lease Process, including, without limitation, the prompt delivery of any future term sheets or proposals (and any amendments thereto) received, exchanged, or otherwise made available to the Company or its Subsidiaries with respect to the Turbine Lease Process.
14.With respect to the Venture Global Process, the Company and/or its Subsidiaries shall:
a.(i) make a written request for proposals for a sleeve from potential counterparties in connection with the Venture Global Process by no later than November 17, 2025 and (ii) deliver a copy of such written request to the Supporting Holders or their Advisors; and
b.(i) at any time after December 8, 2025, at the request of the Majority Supporting Holders, promptly make a written request for proposals for a novation from potential counterparties in connection with the Venture Global Process and (ii) deliver a copy of such written request to the Supporting Holders or their Advisors; and
c.promptly deliver to the Supporting Holders or their Advisors a:
i.Copy of all proposals received from potential counterparties; and
ii.Proposed timeline for such process.
15.The Company shall not, and shall cause each of its Subsidiaries not to, directly or indirectly, grant, create, or incur any Lien on any property or assets of the Company or its Subsidiaries to secure (i) Indebtedness for borrowed money or in respect of intermediation or cash flow facilities existing as of the Forbearance Effective Date that was not secured by such property or assets as of the Forbearance Effective Date (“Existing Indebtedness”) absent the prior written consent of the Majority Supporting Holders (which consent shall not be unreasonably withheld, conditioned, or delayed) or (ii) any new Indebtedness for borrowed money or in respect of intermediation or cash flow facilities incurred on or after the Forbearance Effective Date (“New Indebtedness”) unless the Supporting Holders and their designees are first offered a bona fide opportunity to provide such New Indebtedness (the response to which opportunity shall not be unreasonably withheld, conditioned or delayed); provided, that the proceeds of New Indebtedness shall not be used to repay Existing Indebtedness absent the prior written consent of the Majority Supporting Holders (which consent shall not be unreasonably withheld, conditioned, or delayed).
16.The Obligors shall (a) reimburse or pay all accrued and unpaid expenses of the Ad Hoc Group, including the reasonable and documented fees, charges and disbursements of (i) the Advisors and (ii) any local, foreign, and special (including maritime) counsel to
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the Ad Hoc Group in relevant jurisdictions (in accordance with the corresponding engagement letters entered into between any Advisor or the Ad Hoc Group and such local, foreign, and special (including maritime) counsel (if any), as applicable) and (b) if requested by the Supporting Holders and not previously executed, enter into fee or engagement letters (and, with respect to local, foreign, and special (including maritime) counsel, any applicable nondisclosure agreement) in form and substance reasonably satisfactory to the Majority Supporting Holders with respect to the foregoing, which shall continue to be in effect.
Sch. 2-4

Exhibit A
FORM OF FORBEARANCE AND WAIVER JOINDER AGREEMENT
[●], 2025
NFE Financing LLC
Investor Relations
111 W. 19th Street, 8th Floor
New York, New York 10011
RE:    Forbearance and Waiver Agreement
Ladies and Gentlemen:
Reference is made to the Forbearance and Waiver Agreement, dated as of November [●], 2025, entered into among the Obligors and the Supporting Holders party thereto (such Forbearance and Waiver Agreement, as in effect on the date hereof and as it may hereafter be amended, supplemented or otherwise modified from time to time, together with this Forbearance and Waiver Joinder Agreement, being the “Forbearance and Waiver Agreement”). Any capitalized terms not defined in this Forbearance and Waiver Joinder Agreement have the meanings given to them in the Forbearance and Waiver Agreement.
SECTION I. Joining Obligations Under the Forbearance and Waiver Agreement. The undersigned (the “Joining Holder”) hereby agrees, as of the date first above written, to join and to be bound as a Supporting Holder by all of the terms and conditions of the Forbearance and Waiver Agreement, to the same extent as each of the other Supporting Holders thereunder. The undersigned further agrees, as of the date first above written, that each reference in the Forbearance and Waiver Agreement to a “Supporting Holder” shall also mean and be a reference to the undersigned, including the making of each applicable representation and warranty set forth in Section 3 of the Forbearance and Waiver Agreement.
SECTION II. Execution and Delivery. Delivery of an executed counterpart of a signature page to this Forbearance and Waiver Joinder Agreement by telecopy or in .PDF or similar format by email shall be effective as delivery of an original executed counterpart of this Forbearance and Waiver Joinder Agreement. For the avoidance of doubt, the Obligors do not need to separately execute this Forbearance and Waiver Joinder Agreement but are nevertheless bound by the terms of the Forbearance and Waiver Agreement with respect to the Joining Holder as if such Joining Holder were a party to the Forbearance and Waiver Agreement.
SECTION III. Governing Law; Waiver of Jury Trial, Etc. The parties hereto hereby agree that Sections 5.03 and 5.08 of the Forbearance and Waiver Agreement shall apply to this Forbearance and Waiver Joinder Agreement.
[Signature Page Follows]
A-1

Very truly yours,
[JOINING HOLDER]
By:
Name:
Title:
Holder’s principal amount of:
Notes: [$[●]]

A-2